EXHIBIT 99.1

PEPSICO AND SENOMYX ENTER INTO COLLABORATION TO

DISCOVER, DEVELOP AND COMMERCIALIZE

NEW SWEET FLAVOR INGREDIENTS

Partnership Focused on Developing Lower-Calorie, Great-Tasting PepsiCo Beverages

PURCHASE, N.Y. and SAN DIEGO, Calif. — August 17, 2010 — PepsiCo (NYSE: PEP), the world’s second-largest food and beverage business, and Senomyx, Inc. (NASDAQ: SNMX), a leading company focused on using proprietary technologies to discover and develop novel flavor ingredients for the food, beverage, and ingredient supply industries, announced today that they have entered into a four-year collaborative agreement related to Senomyx’s sweet-taste technology.

PepsiCo’s collaboration with Senomyx will focus on the discovery, development and commercialization of sweet enhancers and natural high-potency sweeteners with the intent to bring to the marketplace lower-calorie, great tasting PepsiCo beverages.  The agreement reflects the companies’ shared commitment to offer healthier products to consumers that maintain the sweet taste they want.

“This relationship with Senomyx reflects our increasingly long-term approach to research and development as well as our belief that global food and beverage companies can play an important role in identifying new ingredients that can lead to healthier products,” said Mehmood Khan, PepsiCo’s chief scientific officer.  “The real challenge is to create products that not only are healthier but also taste great, and Senomyx has unique technologies that will allow us to improve the nutritional profile of our products without sacrificing taste.  We’re very optimistic that this collaboration will help us achieve our commitment to reduce added sugar per serving by 25% in key brands in key markets over the next decade and ultimately help people around the world live healthier lives.”

“We are looking forward to working with PepsiCo on our common objective of developing products that meet the growing demand for lower-calorie offerings,” stated Kent Snyder, chief executive officer of Senomyx.  “PepsiCo is an industry leader with its commitment to reducing added sugar in key global beverage brands, and we are particularly excited about expanding our research efforts for the discovery of enhancers of sweeteners such as sucrose and fructose and the identification of new natural high-potency sweeteners that would allow Senomyx to provide PepsiCo with a broad spectrum of sweet-taste options.”

PepsiCo will have exclusive rights to the Senomyx sweet flavor ingredients developed under the collaboration for use in non-alcoholic beverage categories.  Under the agreement, Senomyx will receive an upfront payment of $30 million from PepsiCo, $7.5 million of which was paid previously.  Senomyx also will be entitled to $32 million in committed research and development payments over the four-year research period.  PepsiCo retains the option to extend the research collaboration for two more years, which would result in additional research funding commitments.  Senomyx also will be eligible for milestone payments based on the achievement of predetermined goals as well as royalty payments.

Senomyx Conference Call

Senomyx management will discuss the new collaboration and provide updated financial guidance during a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) tomorrow, August 18.  To participate in the live conference call, U.S. residents should dial 888-713-4216, and international callers should dial 617-213-4868, at least 10 minutes prior to the call start time.  The participant passcode is 13406144.  Participants may pre-register for the call at anytime, including up to and after the call start time, at https://www.theconferencingservice.com/prereg/key.process?key=PEH3C3N38https://www.theconferencingservice.com/prereg/key. process?key=PDMLW3UAD.  Pre-registrants will be issued a pin number to use when dialing into the live call, which will provide quick access to the conference.  To access the live Internet broadcast or a subsequent archived recording, please log onto the Investor Relations section of Senomyx’s website at http://investor.senomyx.com.  The archived webcast will be available for 30 days following the call.

About PepsiCo

PepsiCo offers the world’s largest portfolio of billion-dollar food and beverage brands, including 19 different product lines that each generates more than $1 billion in annual retail sales. Our main businesses - Frito-Lay, Quaker, Pepsi-Cola, Tropicana and Gatorade - also make hundreds of other nourishing, tasty foods and drinks that bring joy to our consumers in more than 200 countries. With annualized revenues of nearly $60 billion, PepsiCo’s people are united by our unique commitment to sustainable growth, called Performance with Purpose. By dedicating ourselves to offering a broad array of choices for healthy, convenient and fun nourishment, reducing our environmental impact, and fostering a diverse and inclusive workplace culture, PepsiCo balances strong financial returns with giving back to our communities worldwide. In recognition of its continued sustainability efforts, PepsiCo was named for the third time to the Dow Jones Sustainability World Index (DJSI World) and for the fourth time to the Dow Jones Sustainability North America Index (DJSI North America) in 2009. For more information, please visit www.pepsico.com.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company using proprietary taste receptor technologies to discover and develop novel flavor ingredients in the savory, sweet, salt, bitter, and cooling areas.  The Company has product discovery and development collaborations with global food, beverage, and ingredient supply companies, some of which are currently marketing products that contain Senomyx’s flavor ingredients.  For more information, please visit http://www.senomyx.com.

Cautionary Statement

Statements in this communication that are “forward-looking statements” are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such forward looking statements include, but are not limited to, statements regarding the four-year term of the collaboration agreement between Senomyx and PepsiCo, whether in the future PepsiCo will exercise its right to extend one or more research programs for an additional two year period, whether the research under the collaboration will be successful and lead to the commercialization of any new flavor ingredients, the effectiveness of PepsiCo’s research and development efforts, and whether Senomyx will receive any milestones or royalties under the new collaborative agreement. Risks associated with those forward-looking statements include the fact that both parties have the right to terminate the collaboration agreement under certain circumstances, the unpredictable nature of the research and development process generally, and whether Senomyx will be successful in the discovery and development of new flavor ingredients with an acceptable performance and safety profile for desired uses in the field of non-alcoholic beverages. For additional information on these and other factors that could cause PepsiCo’s or Senomyx’s actual results to materially differ from those set forth herein, please see PepsiCo’s and Senomyx’s respective filings with the SEC, including their respective most recent annual reports on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Neither PepsiCo nor Senomyx undertakes any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Media / Investor Contacts:
PepsiCo	Senomyx
Dave DeCecco	Gwen Rosenberg
Director, Media Bureau	Vice President, Investor Relations & Corporate Communications
914-253-2655	858-646-8369
dave.dececco@pepsico.com	gwen.rosenberg@senomyx.com

Lynn A. Tyson

Senior Vice President, Investor Relations

914-253-3035

lynn.tyson@pepsico.com

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